EXHIBIT 2.1

FIRST AMENDMENT TO ACQUISITION AGREEMENT

THIS FIRST AMENDMENT TO ACQUISITION AGREEMENT (this "AMENDMENT") is made and entered into effective as of the 15th day of March, 2013, by and among THE FIRST BANCSHARES, INC., a Mississippi corporation with its principal offices in Hattiesburg, Mississippi ("BUYER"), FIRST BALDWIN BANCSHARES, INC., an Alabama corporation with its principal offices in Foley, Alabama ("SELLER") and FIRST NATIONAL BANK OF BALDWIN COUNTY, a national banking association with its principal offices in Foley, Alabama (“FNB").

W-I-T-N-E-S-S-E-T-H

WHEREAS, the parties entered into an Acquisition Agreement (the "AGREEMENT”) dated January 31, 2013; and

WHEREAS, the parties desire to amend certain provisions of the AGREEMENT as provided herein.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the parties agree as follows:

1.           Section 1.01. Definitions. All terms not otherwise defined herein shall have the meanings ascribed to them in the AGREEMENT. The following definitions shall replace the definitions of such terms included in the AGREEMENT:

"Shareholders' Equity" means the tangible shareholders' equity of FNB on the last day of the month immediately preceding the Closing Date calculated in accordance with the methodology used in the Bank's ,Call Report to calculate the total bank equity capital (Call Report Schedule RC - Balance Sheet, item 27.a) minus intangible assets (Call Report Schedule RC - Balance Sheet, items 10.a and 10.b), adjusted to add back in the following amounts: (i) any expenses associated with or related to the transactions contemplated by this Agreement not to exceed $300,000.00 (for example, legal fees, court costs, accounting fees, consulting fees, investment banking fees, etc.), (ii) any expense or loss (reduced by any gain, but excluding any pay downs) incurred since December 31, 2012, associated or related to the ORE properties listed on Confidential Schedule 1.01, (iii) any expense or loss (reduced by any gain, but excluding any pay downs) incurred since December 31, 2012, associated with or related to the classified loans listed on Confidential Schedule 1.01, and (iv) any expense or loss associated with or related to the Fraudulently Endorsed Check Issue referenced in Confidential Schedule 4.06.

"Shareholders' Equity Minimum" means Three Million Six Hundred Thousand Dollars ($3.6 million).

2.           Section 2.02 of the AGREEMENT is hereby deleted in its entirety and replaced with the following:

Section 2.02 Purchase Price. The purchase price and full consideration for the sale of the FNB Stock will be an amount equal to Three Million Three Hundred Thousand Dollars ($3,300,000) (the "Closing Consideration").

3.           Section 10.03 of the AGREEMENT is hereby deleted in its entirety and replaced with the following:

(b)           If SELLER or FNB pursues and closes an Alternative Transaction, then SELLER will, contemporaneously with the closing of the Alternative Transaction, pay BUYER an Expense Reimbursement in an amount equal to $500,000, which amount will be in reimbursement of the expenses and costs BUYER and The First incurred in connection with the Acquisition and the Bankruptcy Case, including due diligence costs, legal, accounting, and consulting expenses and costs, and management time and expense ("Expense Reimbursement"). If requested by BUYER, in lieu of providing for the direct payment by SELLER of the Expense Reimbursement, SELLER will include a provision in the definitive agreement with respect to the Alternative Transaction that directs the Person effecting the Alternative Transaction to make such Expense Reimbursement to BUYER as a condition to entering into such an Alternative Transaction.

4.           Payment of D&O Tail Coverage. Buyer agrees that Seller may pay the premium cost of tail coverage under Seller's D&O Policy immediately prior to Closing, and such payment shall not be deemed to constitute a Material Adverse Change.

5.           Effect of Amendment. All of the terms and provisions of the AGREEMENT, except as specifically modified hereby, shall remain in full force and effect and are hereby affirmed, readopted and ratified in their entirety and incorporated herein by reference, with the changes as provided herein.

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IN WITNESS WHEREOF, the patties have caused this AMENDMENT to be signed by their duly authorized officers as of the date first above written.

THE FIRST BANCSHARES, INC.

By:
Name:_______________________________
Title:________________________________

FIRST BALDWIN BANCSHARES, INC.

By:
Name:_______________________________
Title:________________________________

FIRST NATIONAL BANK OF BALDWIN COUNTY

By:
Name:_______________________________
Title:________________________________